Exhibit 99 (a)(1)(A)

ISSUER PUT RIGHT NOTICE
TO HOLDERS OF
5.50% CONVERTIBLE NOTES DUE 2015
ISSUED BY
NOVAGOLD RESOURCES INC.
CUSIP Number: 66987E AA5

Reference is made to the Supplemental Indenture No. 1, dated as of March 26, 2008, to the Indenture, dated as of March 26, 2008 (the “Indenture”), between NOVAGOLD RESOURCES INC., a Nova Scotia Corporation (the “Company”), and BNY Mellon, formerly known as The Bank of New York, a New York banking corporation, as Trustee (the “Trustee”). Notice is hereby given that, pursuant to ARTICLE IX of the Indenture, at the option of each holder (“Holder”) of the Company’s 5.50% Convertible Notes due 2015 (the “Notes”), the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the Repurchase Date (as defined below) (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may exercise the Put Option until 5:00 p.m., New York City time, on Wednesday, May 1, 2013 (the “Repurchase Date”). Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is May 1, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through April 30, 2013, to Holders of record on April 15, 2013 of all Notes regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. Unless the Company defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date.

Notes as to which a Repurchase Notice (as defined below) has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture and otherwise as provided in the Indenture. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

Prior to 10:00 a.m., New York City time, on the first Business Day after the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof which are to be repurchased on the Repurchase Date.

If the Paying Agent holds, in accordance with the terms hereof, at 10:00 a.m., New York City time, on the first Business Day after the Repurchase Date, cash sufficient to pay the Repurchase Price of any Notes for which a Repurchase Notice has been tendered and not withdrawn pursuant to Section 9.02 of the Indenture, then, immediately after the Repurchase Date, such Notes will cease to be outstanding and any interest on such Notes will cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price upon delivery of such Notes).

To exercise your option to have the Company purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Repurchase Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date, by complying with the withdrawal procedures of DTC.

The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee and Paying Agent is
BNY Mellon, formerly known as The Bank of New York,
and for purposes of this Issuer Put Right Notice, the address is:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
BNY Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057	BNY Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057	BNY Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057

By Facsimile:	For Information or Confirmation by:
(212) 815-5366	(212) 815-4869
Additional copies of this Issuer Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: April 2, 2013

1

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

IMPORTANT INFORMATION CONCERNING THE PUT OPTION	5

1. Information Concerning the Company	5

2. Information Concerning the Notes	5

2.1 Interest	5

2.2 The Company’s Obligation to Purchase the Notes	5

2.3 Repurchase Price	6

2.4 Source of Funds	6

2.5 Conversion Rights of the Notes	6

2.6 Market for the Notes and the Company’s Common Shares	8

2.7 Redemption for Tax Reasons	9

2.8 Ranking	10

3. Procedures to be Followed by Holders Electing to Exercise the Put Option	10

3.1 Method of Delivery	10

3.2 Agreement to be Bound by the Terms of the Put Option	10

3.3 Exercise of Put Option; Delivery of Notes	11

4. Right of Withdrawal	12

5. Payment for Surrendered Notes	13

6. Notes Acquired	13

7. Plans or Proposals of the Company	13

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	14

9. Agreements Involving the Company’s Notes.	14

10. Certain United States Federal Income Tax Considerations.	14

11. Additional Information	18

12. No Solicitations	19

13. Definitions	19

14. Conflicts	19

ANNEX A	A-1

ANNEX B	B-1

ANNEX C	C-2

i

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Put Right Notice is accurate as of any date other than the date on the front of this Issuer Put Right Notice. The Issuer Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Put Right Notice shall not under any circumstances create any implication that the information contained in this Issuer Put Right Notice is current as of any time subsequent to the date of such information. Neither the Company nor its board of directors or employees, as applicable, is making any representation or recommendation to any Holder as to whether or not to exercise the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Option should be exercised.

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

NOVAGOLD RESOURCES INC., a Nova Scotia Corporation, is obligated, at your option, to purchase your 5.50% Convertible Notes due 2015 (“Notes”) with respect to which you validly exercise the Put Option. (Page 5)

Why is the Company offering to purchase my Notes?

The right of each holder (a “Holder”) of the Notes to sell and the obligation of the Company to purchase such Holder’s Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued on March 26, 2008. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (Page 5)

What Notes are the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of April 2, 2013, there was $95,000,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Supplemental Indenture No. 1 dated as of March 26, 2008 to the Indenture dated as of March 26, 2008 (the “Indenture”), between the Company and BNY Mellon, formerly known as The Bank of New York, as trustee (the “Trustee” or “Paying Agent”). (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date (as hereinafter defined) (the “Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn.  (Page 6)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is May 1, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through April 30, 2013, to Holders of record on April 15, 2013 regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on May 1, 2013 (the “Repurchase Date”). (Page 6)

How will the Company fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common shares (“Common Shares”) and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Option. (Page 8)

Has the Company made any recommendation with respect to the Put Option?

Neither the Company nor its board of directors or employees, as applicable, has made any recommendation as to whether you should exercise the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised. (Page 6)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Wednesday, May 1, 2013 (the “Expiration Date”). We will not extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. (Page 5)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice. (Page 5)

How do I exercise the Put Option?

The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

•
If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Option and instruct such nominee to exercise the Put Option by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Option by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

•
While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Put Right Notice. (Pages 11-12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Put Option, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on Thursday, May 2, 2013, which is the first business day following the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 13)

Until what time can I withdraw my previous exercise of the Put Option?

You can withdraw your exercise of the Put Option with respect to any Notes at any time until 5:00 p.m., New York City time, on May 1, 2013 (the “Withdrawal Date”). (Page 12)

How do I withdraw my previous exercise of the Put Option?

To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Withdrawal Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with  ARTICLE IX of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not exercise the Put Option before the expiration of the Put Option, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 5)

If I choose to exercise the Put Option, do I have to exercise the Put Option with respect to all of my Notes?

No. You may exercise the Put Option with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Option with respect to a portion of your Notes, you must exercise the Put Option with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 10)

If I exercise the Put Option, will my receipt of cash for Notes with respect to which I exercised the Put Option be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the tax consequences of exercising the Put Option in your particular circumstances. (Pages 14-18)

Who is the Paying Agent?

The BNY Mellon, formerly known as The Bank of New York, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Put Right Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the exercise of the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Put Right Notice.

What are my rights to convert the Notes?

You have the right to convert your Notes at any time prior to the close of business on the Business Day immediately preceding the Stated Maturity to convert the Principal Amount of any such Notes, or any portion of such Principal Amount which is $1,000 or an integral multiple thereof at the Conversion Price then in effect, subject to prior redemption or repurchase of the Notes.

What is the Conversion Price of the Notes?

The “Conversion Price” of the Notes is defined in the Indenture as $1,000 divided by the current conversion rate for the Notes, which is 103.5625 Common Shares per $1,000 principal amount of Notes converted. As a result, the Conversion Price of the Notes is currently $9.656. Generally, if you exercise the conversion right and the market price of the Common Shares is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Common Shares of the Company into which the Notes are convertible is listed on the NYSE MKT LLC (“NYSE-MKT”) under the symbol “NG.” On March 28, 2013, the closing price of the Common Shares on the NYSE-MKT was $3.63 per share. (Page 9)

Can the Company redeem the Notes?

The Company has the right to redeem the notes prior to their maturity for income tax reasons. (Page 9)

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company

The Company is obligated to purchase the Notes upon the exercise of the Put Option.

NOVAGOLD is engaged in the exploration and development of mineral properties. NOVAGOLD is focused on advancing its flagship property, Donlin Gold. NOVAGOLD has the largest mineral reserve/resource bases among junior and mid-tier gold exploration companies. The Company is also committed to maximizing the value of its non-core assets, including its interest in the Galore Creek copper-gold-silver project, which the Company is currently exploring opportunities to sell, in whole or in part. NOVAGOLD has an established track record of expanding deposits through exploration and of forging collaborative partnerships, both with local communities and with major mining companies. The Donlin Gold project in Alaska, the world’s largest known undeveloped gold deposit, is held by a limited liability company owned equally by wholly-owned subsidiaries of NOVAGOLD and Barrick Gold Corporation. The Galore Creek project in British Columbia, a large copper-gold-silver deposit, is held by a partnership owned equally by wholly-owned subsidiaries of NOVAGOLD and Teck Resources Limited. For further information, refer to our Form 40-F, as amended, for the year ended November 30, 2012, as filed on February 12, 2013.

2. Information Concerning the Notes

The Notes were issued under the Indenture and mature on May 1, 2015.

2.1  Interest

The Notes bear interest at a rate of 5.50% per year. Interest is payable semiannually in arrears on May 1 and November 1 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in making the payment on Notes for which the Put Option has been exercised, interest on the Notes in respect of which the Put Option has been exercised and not withdrawn will cease to accrue on the Repurchase Date.

2.2  The Company’s Obligation to Purchase the Notes

Pursuant to the terms of the Notes and the Indenture, on May 1, 2013, which is the Repurchase Date for the Put Option, the Company is obligated to purchase all Notes for which the Put Option has been exercised and not withdrawn by the Holders. This Put Option will expire at 5:00 p.m., New York City time, on Wednesday, May 1, 2013, the Expiration Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Option do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Company of Notes for which the Put Option is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice. You may only exercise the Put Option with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

If you do not exercise the Put Option before the Expiration Date, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their outstanding terms. If any Notes remain outstanding following the expiration of the Put Option, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated on May 1, 2015 to pay 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or any portion of their Notes in accordance with the terms set forth in the Indenture.

2.3  Repurchase Price

The repurchase price to be paid by the Company for the Notes on the Repurchase Date is the Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is May 1, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through April 30, 2013 to Holders of record on April 15, 2013 of all Notes regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on May 1, 2013.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s common shares (“Common Shares”). Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision whether to exercise the Put Option.

Neither the Company nor its board of directors or employees is making any recommendation to Holders as to whether to exercise the Put Option or refrain from exercising the Put Option. Each Holder must make such Holder’s own decision whether to exercise the Put Option with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Option should be exercised.

2.4  Source of Funds

In the event the Put Option is exercised for any Notes, we intend to use available cash to pay the Repurchase Price for the Notes.

2.5  Conversion Rights of the Notes

You have the right at any time prior to the close of business on the Business Day immediately preceding the Stated Maturity to convert the principal amount of any such Note, or any portion of such principal amount which is $1,000 or an integral multiple thereof into Common Shares at the Conversion Price then in effect, subject to prior redemption or repurchase of the Notes.  The “Conversion Price” of the Notes is defined in the Indenture as $1,000 divided by the current conversion rate for the Notes, which is 103.5625 Common Shares per $1,000 principal amount of the Notes converted. As a result, the Conversion Price of the Notes is currently $9.656. The Conversion rate was adjusted as a result of the NovaCopper Inc. spin out on April 30, 2012.

The Company has the right to elect to deliver cash in lieu of some or all of the Common Shares to be delivered upon conversion of the Notes. The Company will give notice of its election to deliver part or all of the conversion consideration in cash to the Holder converting the Notes within two Business Days of the Company's receipt of the Holder's notice of conversion. For greater certainty, where such notice is not given in the time required, the Company will deliver only Common Shares (plus cash in lieu of fractional shares, as described below). The amount of cash to be delivered per Note will be equal to the number of Common Shares in respect of which the cash payment is being made multiplied by the average of the Daily VWAP prices of the Common Shares for the 10 trading days commencing one day after (a) the date of the Company's notice of election to deliver all or part of the conversion consideration in cash if it has not given a Redemption Notice (as defined in the Indenture) or (b) the conversion date, in the case of conversion following notice of redemption specifying the Company's intention to deliver cash upon conversion.

The “Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NG US Equity AQR” in respect of the period from 9:30 am to 4:00 pm (New York City time) on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day on the Toronto Stock Exchange (such price to be converted into Canadian dollars based on the Bank of Canada noon exchange rate as reported for conversion into U.S. dollars on such date) or otherwise as the Company's board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a Fundamental Change in which the consideration is comprised entirely of cash, “Daily VWAP” means the cash price per Common Share received by Holders of the Company's Common Shares in such Fundamental Change.

If the Company elects to deliver cash in lieu of some or all of the Common Shares issuable upon conversion, it will make the payment, including delivery of the Common Shares, through the Conversion Agent, to Holders surrendering Notes no later than the fourteenth Business Day following the Conversion Date. Otherwise, the Company will deliver the Common Shares, together with any cash payment for fractional shares, as described below, through the Conversion Agent no later than the fifth Business Day following the Conversion Date (as defined in the Indenture).

The  Company may not deliver cash in lieu of any Common Shares issuable upon a Conversion Date (other than in lieu of fractional shares) if there has occurred and is continuing an Event of Default under the Indenture, other than an Event of Default that is cured by the payment of the conversion consideration.

If the Company calls Notes for redemption, a Holder of Notes may convert the Notes only until the close of business on the Business Day immediately preceding the Redemption Date (as defined in the Indenture) unless the Company fails to pay the Redemption Price (as defined in the Indenture). If a Holder of Notes has submitted the Notes for purchase upon a Fundamental Change, a Holder of Notes may convert the Notes only if that Holder withdraws the purchase election made by that Holder. If a Holder of Notes has submitted the Notes for repurchase at the option of the Holder, a Holder of Notes may convert the Notes only if that Holder withdraws the repurchase election made by that Holder.

Upon conversion, a Holder will not receive any separate cash payment for accrued and unpaid interest and Additional Amounts, if any, unless such conversion occurs between a regular record date and the Interest Payment Date to which it relates. The Company will not issue fractional Common Shares upon conversion of Notes. Instead, the Company will pay cash in lieu of fractional shares based on the last reported sale price of the Common Shares on the trading day prior to the Conversion Date.

The Company's delivery to the Holder of Common Shares, cash, or a combination of cash and Common Shares, as applicable, together with any cash payment for any fractional share, into which a Note is convertible, will be deemed to satisfy the Company's obligation to pay

(i)	the principal amount of the Note; and

(ii)	accrued and unpaid interest and Additional Amounts, if any, to, but not including, the Conversion Date.

Notwithstanding the preceding summary, if Notes are converted after 5:00 p.m., New York City time, on a regular Record Date for the payment of interest, Holders of such Notes at 5:00 p.m., New York City time, on such Record Date will receive the interest and Additional Amounts, if any, payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m. New York City time, on the immediately following Interest Payment Date, must be accompanied by funds equal to the amount of interest and Additional Amounts, if any, payable on the Notes so converted; provided that no such payment need be made:

•	if the Company has specified a Redemption Date that is after a Record Date and on or prior to the corresponding Interest Payment Date;

•	if the Company has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of Conversion with respect to such Note.

If a Holder converts Notes, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any of its Common Shares upon the conversion, unless the tax is due because the Holder requests any shares to be issued in a name other than the Holder's name, in which case the Holder will pay that tax.

Upon conversion, Holders will not receive any separate cash payment for accrued and unpaid interest and Additional Amounts, if any, unless such conversion occurs between a Regular Record Date (as defined in the Indenture) and the Interest Payment Date (as defined in the Indenture) to which it relates.

The Company will not issue fractional Common Shares upon conversion of Notes. If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate Principal Amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of stock would be issuable upon the conversion of any Notes, the Company shall make payment therefor in cash equal to the fraction of a common share otherwise issuable multiplied by the current market price to the Holder of such Notes.

2.6  Market for the Notes and the Company’s Common Shares

There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Shares and the market for similar securities. As of March 28, 2013, there was $95,000,000 aggregate principal amount of the Notes outstanding.

The Common Shares are listed on the NYSE-MKT under the symbol “NG.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the NYSE-MKT:

	High	Low
Fiscal Year 2013
March 2013	$4.07	$3.63
First Quarter	$5.03	$3.92

Fiscal Year 2012
Fourth Quarter	$6.30	$3.98
Third Quarter	$6.72	$3.61
Second Quarter	$8.43	$4.98
First Quarter	$11.57	$7.77

Fiscal Year 2011
Fourth Quarter	$11.77	$5.93
Third Quarter	$11.60	$8.40
Second Quarter	$14.65	$9.99
First Quarter	$16.90	$12.61

On March 28, 2013, the closing price of the Common Shares on the NYSE-MKT was $3.63 per share. As of March 28, 2013, there were approximately 316,644,652 Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to exercise the Put Option.

2.7  Redemption for Tax Reasons

The Company may, at its option, redeem the Notes, in whole but not in part, for an amount equal to 100% of the Principal Amount of the Notes, plus accrued and unpaid interest (including Additional Amounts (as defined in the Indenture), if any), to, but excluding, the Redemption Date (the “Redemption Price”), if the Company has become or would become obligated to pay to the Holders Additional Amounts (which are more than a de minimis amount) as a result of any amendment or change occurring after March 20, 2008 in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change occurring after March 20, 2008 in the interpretation or application of any such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination); provided the Company cannot avoid these obligations by taking reasonable measures available to it and that it delivers to the Trustee an opinion of Canadian legal counsel specializing in taxation and an Officers’ Certificate attesting to such change and obligation to pay Additional Amounts. The Company will not and will not cause any Paying Agent or the Trustee to deduct from such Redemption Price any amounts on account of, or in respect of, any Canadian Taxes other than Excluded Taxes (except in respect of certain Excluded Holders). In such event, the Company will give the Trustee and the Holders of the Notes not less than 30 days' nor more than 60 days' notice of this redemption, except that (i) the Company will not give notice of redemption earlier than 60 days prior to the earliest date on or from which it would be obligated to pay any such Additional Amounts, and (ii) at the time the Company gives the notice, the circumstances creating its obligation to pay such Additional Amounts remain in effect.

Upon receiving such notice of redemption, each Holder who does not wish to have the Company redeem its Notes pursuant to ARTICLE VIII of the Indenture can elect to (i) convert its Notes pursuant to ARTICLE XI of the Indenture or (ii) not have its Notes redeemed, provided that no Additional Amounts will be payable on any payment of interest or principal with respect to the Notes after such Redemption Date. All future payments will be subject to the deduction or withholding of any Canadian Taxes required to be deducted or withheld.

Where no such election is made, the Holder will have its Notes redeemed without any further action. If a Holder does not elect to convert its Notes pursuant to ARTICLE XI of the Indenture but wishes to elect to not have its Notes redeemed, such Holder must deliver to the Company (if the Company is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the notice of redemption, a written Notice of Election (the “Notice of Election”) on the back of this Security, or any other form of written notice substantially similar to the Notice of Election, in each case, duly completed and signed, so as to be received by the Paying Agent no later than the close of business on a Business Day at least five Business Days prior to the Redemption Date.

A Holder may withdraw any Notice of Election by delivering to the Company (if the Company is acting as its own Paying Agent), or to a Paying Agent designated by the Company in the notice of redemption, a written notice of withdrawal prior to the close of business on the Business Day prior to the Redemption Date.

If cash sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to 10:00 a.m., New York City time, on the Redemption Date, then on such Redemption Date, interest, including Additional Amounts, if any, cease to accrue on such Notes or portions thereof.

2.8  Ranking

The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness and to all liabilities and preferred equity of the Company’s subsidiaries.

3.     Procedures to be Followed by Holders Electing to Exercise the Put Option

Holders will not be entitled to receive the Repurchase Price for their Notes unless they exercise the Put Option by surrendering their Notes through the transmittal procedures of DTC at any time from 9:00 a.m., New York City time, on April 3, 2013 until 5:00 p.m., New York City time, on May 1, 2013 and do not withdraw their election to exercise the Put Option prior to 5:00 p.m., New York City time, on May 1, 2013. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1  Method of Delivery

The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2  Agreement to be Bound by the Terms of the Put Option

By exercising the Put Option with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Put Right Notice;

•	you agree to all of the terms of this Issuer Put Right Notice;

•	you have received this Issuer Put Right Notice and the Company has provided any notice required pursuant to the Indenture;

•
upon the terms and subject to the conditions set forth in this Issuer Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal Notes laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Issuer Put Right Notice;

•
you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company,  the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•
you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on May 1, 2013, and not withdrawn prior to 5:00 p.m., New York City time, on May 1, 2013 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on May 1, 2013; and

•
all authority conferred or agreed to be conferred pursuant to your exercise of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3  Exercise of Put Option; Delivery of Notes

Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must:

•	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Option through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of, and agreement to be bound by the terms of the Put Option, including those set forth above under 3.2, “Agreement to be Bound by the Terms of the Put Option.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to which the Put Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Notes Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.     Right of Withdrawal

You may withdraw your previous exercise of the Put Option with respect to any Notes at any time prior to 5:00 p.m., New York City time, on May 1, 2013 (the “Withdrawal Date”).

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Option, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Withdrawal Date. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on the Withdrawal Date.

In the event that, after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with  Article IX of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Holders are advised that if they timely surrendered Notes for purchase under the Put Option, they are also permitted to withdraw such Notes after midnight, New York City time, on  Wednesday, May 29, 2013, in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the first Business Day after the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Option has been exercised and not withdrawn.

You may exercise the Put Option with respect to Notes previously withdrawn from the Put Option by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Withdrawal Date.

5.     Payment for Surrendered Notes

We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the first Business Day after the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Option has been exercised and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Option is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of the Repurchase Date and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to purchase all of the Notes is $95,000,000.

6.     Notes Acquired

Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.     Plans or Proposals of the Company

Except as described below, neither the Company nor the directors or executive officers of the Company currently has any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•
any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional Notes of the Company or the disposition of Notes of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8.     Interests of Directors, Executive Officers and Affiliates of the Company in the Notes

Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Issuer Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company.

Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Issuer Put Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Issuer Put Right Notice as Annex C.

9.     Agreements Involving the Company’s Notes.

The Company has entered into the following agreements relating to the Notes:

•	the Indenture.

There are no agreements between the Company and any other person with respect to any other Notes issued by the Company that are material to the Put Option or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other Notes issued by the Company that are material to the Put Option or the Notes.

10.  Certain United States Federal Income Tax Considerations.

The following is a summary of certain material United States federal income tax considerations relating to the exercise of the Put Option.  It applies to you only if you hold your Notes as capital assets for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in Notes,

•	a trader in Notes that elects to use a mark-to-market method of accounting for your Notes holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person liable for alternative minimum tax,

•	a person that holds the Notes as part of a hedge or that are hedged against interest rate risks,

•	a person that holds the Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that holds or disposes of the Notes as part of a wash sale for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis. No legal opinion from U.S. legal counsel has been or will be sought or obtained regarding the U.S. federal income tax consequences of the exercise of the Put Option. In addition, this summary is not binding on the U.S. Internal Revenue Service (the “IRS”), and no ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.  This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the exercise of the Put Option.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of exercising the Put Option in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. HOLDERS

This subsection describes the United States federal income tax consequences to a U.S. Holder.  You are a U.S. Holder if you are a beneficial owner of a Note and you are:

•	a citizen or resident of the United States (including an individual issued an alien registration card, Form I-551, otherwise known as a “green card”),

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to Non-U.S. Holders below.

Exercise of the Put Option.  Upon exercise of the Put Option, subject to the discussion of market discount below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds received on the exercise, and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal its cost, increased by any accrued market discount if the U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by amortizable bond premium (generally, the excess, if any, of the tax basis of the Note to a U.S. Holder immediately after its acquisition over the principal amount of the Note payable at maturity) allowed as an offset against interest income with respect to the Note. Except to the extent it is subject to the market discount rules and the PFIC rules discussed below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Note has been held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 20%. The deductibility of capital losses is subject to limitations.

In the case of a U.S. Holder that acquired a Note at a market discount (subject to a de minimis exception), any gain recognized upon the exercise of the Put Option will be treated as ordinary income to the extent of the market discount that accrued during the period the U.S. Holder held the Note, unless the U.S. Holder had previously elected to include the accrued market discount in the U.S. Holder’s income on a current basis.  Market discount generally equals the excess of the face amount of a Note over a U.S. Holder’s tax basis in the Note immediately after its acquisition (other than at original issuance). Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

Generally, any gain or loss recognized by a United States holder on a sale of Notes will be treated as income from or loss allocable to sources within the United States for U.S. foreign tax credit limitation purposes.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains relating to the exercise of the Put Option.

Potential Application of the PFIC Rules.  Certain material adverse tax consequences could apply to a U.S. Holder if we are classified as a Passive Foreign Investment Company (“PFIC”) at any time during the period that a U.S. Holder held Notes.  Because the Notes are convertible into Common Shares, these consequences can apply prior to any conversion of Notes into Common Shares, as well as following such a Conversion.  In general, a foreign corporation is a PFIC for any taxable year in which either (i) 75% or more of the foreign corporation’s gross income is passive income, or (ii) 50% or more of the average quarterly value of the foreign corporation’s assets produced are held for the production of passive income. Passive income includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Passive income does not include gains from the sale of commodities that arise in the active conduct of a commodities business by a non-U.S. corporation, provided that certain other requirements are satisfied. In determining whether or not it is classified as a PFIC, a foreign corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest by value.

We believe that we were not a PFIC for our tax years ended November 30, 2008 through 2012.  Regarding our current tax year ending November 30, 2013, we have not made a determination regarding our PFIC status and we may be a PFIC for our current tax year. The determination of PFIC status is inherently factual and generally cannot be determined until the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Certain subsidiaries and other entities in which a PFIC has a direct or indirect interest could also be PFICs with respect to a U.S. person owning an interest in the first-mentioned PFIC.

Under the PFIC rules, if applicable, a U.S. Holder’s gain with respect to the disposition of the Notes under the Put Option would be subject to the following special rules: (a) the gain would be allocated ratably over the U.S. Holder’s aggregate holding period for the Notes; (b) the amount allocated to the current taxable year would be taxed as ordinary income (that is, would not be eligible for the lower rates of tax available for long-term capital gains and certain dividends); and (c) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.  A U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

The PFIC rules are very complex and fact-specific.  If we were determined to be a PFIC, there generally would be negative and potentially material U.S. tax consequences to a U.S. Holder with respect to the Put Option.  We cannot give any assurance as to our status as a PFIC for the current or any future year, and no opinion or representation of any kind with respect to our PFIC status is being made.  A U.S. Holder should consult its own tax advisors with respect to the PFIC issue and the applicability of the PFIC rules in its particular tax situation.

NON-U.S. HOLDERS

This subsection describes the United States federal income tax consequences to a Non-U.S. Holder.  You are a Non-U.S. Holder if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

If you are a U.S. Holder, this subsection does not apply to you.

Exercise of the Put Option.  Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the exercise of the Put Option generally will not be subject to U.S. federal income tax, unless:

•
the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), or

•
in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 or more days (as calculated for U.S. federal income tax purposes) during the taxable year in which the gain is realized and certain other conditions exist.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In the case of a non-corporate U.S. Holder, information reporting requirements generally would apply to the payment of the proceeds from the exercise of the Put Option. In addition, backup withholding would apply to such payments to a non-corporate U.S. Holder that:

•
fails to provide an accurate taxpayer identification number and the certification that it is not subject to backup withholding by completing the IRS Form W-9 (which is included as Exhibit (a)(1)(B) to the Schedule TO of the Company described on page 18 below) or a valid alternative form, or

•	is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to the payment of the proceeds from the exercise of the Put Option to or through a United States office of a broker, as long as the income associated with such payment is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder has furnished to the payor or broker:

o	an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that it is a non-U.S. person, or

o	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	the Non-U.S. Holder otherwise establishes an exemption.

Payment of the proceeds from the exercise of the Put Option to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, but would be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States,

•	the payment of proceeds or the confirmation of the exercise is mailed to the holder at a United States address, or

•	the exercise has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the exercise of the Put Option to or through a foreign office of a broker would be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

o	one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

o	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the holder otherwise establishes an exemption.  Backup withholding would apply if the payment of the proceeds from the exercise of the Put Option is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

11.  Additional Information

The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC.  Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates.  Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option.  The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 40-F of the Company for the year ended November 30, 2012, as amended;

•
All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Put Right Notice and prior to the Repurchase Date (excluding any such documents or portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Issuer Put Right Notice relates does not permit forward “incorporation by reference.”  Accordingly, if a material change occurs in the information set forth in this Issuer Put Right Notice, we will amend the Schedule TO accordingly.

12.  No Solicitations

The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.  Definitions

All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.  Conflicts

In the event of any conflict between this Issuer Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

Neither the Company nor its board of directors or employees, as applicable, is making any recommendation to any Holder as to whether to exercise the Put Option or refrain from exercising the Put Option pursuant to this Issuer Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

ANNEX A

FORM OF REPURCHASE NOTICE

TO:      NOVAGOLD RESOURCES INC.

If you elect to have this Security repurchased by the Company on May 1, 2013 pursuant to the applicable provisions of the Indenture, check the box: ☐

If you elect to have only part of this Security purchased by the Company, state the Principal Amount to be purchased (which must be $1,000 or an integral multiple of $1,000):

$_________________________________

The undersigned hereby elects to have this Security repurchased by the Company on May 1, 2013 pursuant to the applicable provisions of the Notes.

Date:	__________________________________	Signed:	__________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note:

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

If Certificated Notes have been issued, the certificate numbers shall be stated in this notice.

A-1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:           NOVAGOLD RESOURCES INC.

BNY Mellon (formerly, THE BANK OF NEW YORK)

The undersigned registered Holder of the Security designated below hereby withdraws its election to require NOVAGOLD RESOURCES INC. (the “Issuer”) to repurchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Security and the provisions of the Indenture, dated as of March 26, 2008, between the Issuer and BNY Mellon, formerly known as The Bank of New York, as Trustee (the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

If you withdraw only part of the election to require the Issuer to repurchase such Security, state the Principal Amount to be withdrawn (which must be $1,000 or an integral multiple of $1,000):

$_________________________________

The undersigned hereby withdraws its election to have this Security repurchased by the Company on May 1, 2013 pursuant to the applicable provisions of the Notes.

Date:	__________________________________	Signed:	__________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note:

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

If Certificated Notes have been issued, the certificate numbers shall be stated in this notice.

B-1

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

OF THE COMPANY

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title
Dr. Thomas Kaplan	Chairman
Gregory Lang	Director, President and Chief Executive Officer
Sharon Dowdall	Director
Marc Faber	Director
Igor Levental	Director
Gillyeard Leathley	Director
Kalidas Madhavpeddi	Director
Gerald McConnell	Director
Clynton Nauman	Director
Rick Van Nieuwenhuyse	Director
Anthony Walsh	Director

Executive Officers who are not Directors

Name	Title
David Deisley	Executive Vice-President, General Counsel
David Ottewell	Vice-President, Chief Financial Officer
Melanie Hennessey	Vice-President, Corporate Communications
Ron Rimelman	Vice-President, Environmental, Health, Safety and Sustainability
Richard Williams	Vice President, Engineering and Development

The business address of each person set forth above is c/o NOVAGOLD RESOURCES INC., Suite 2300 – 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4 or 201 S Main Street Suite 400, Salt Lake City, Utah, 84111. The telephone numbers are (604) 669-6227 or (801) 639-0513.

C-1